NI Holdings, Inc. Reports Results for First Quarter Ended March 31, 2023

FARGO, North Dakota, May 8, 2023 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for the quarter ended March 31, 2023.

Summary of First Quarter 2023 Results

(All comparisons vs. the first quarter of 2022, unless noted otherwise)

•	Direct written premiums of $90.6 million, up 19.9%, driven by Non-Standard Auto up 52.0%, Commercial up 19.9% and Private Passenger Auto up 10.7%
•	Net earned premiums of $77.6 million, up 11.6%
•	Combined ratio of 112.2% versus 91.3%, driven by elevated loss severity and unfavorable prior year reserve development in Non-Standard Auto and Commercial
•	Net investment gain of $1.4 million and net investment income of $2.2 million, driven by improved equity market conditions and higher fixed income reinvestment rates, respectively
•	Loss per share of $0.20 compared to earnings per share of $0.09
•	The Company repurchased 46,099 shares of common stock at an average price of $13.46 per share for a total of $0.6 million during the quarter

	Three Months Ended March 31,
Dollars in thousands, except per share data (unaudited)	2023	2022	Change
Direct written premiums	$90,556	$75,533	19.9%
Net earned premiums	$77,627	$69,587	11.6%
Loss and LAE ratio	75.8%	57.7%	18.1 pts
Expense ratio	36.4%	33.6%	2.8 pts
Combined ratio	112.2%	91.3%	20.9 pts
Net income (loss) attributable to NI Holdings	($4,210)	$1,909	nm
Return on average equity	(6.7%)	2.3%	(9.0pts)
Basic earnings (loss) per share	($0.20)	$0.09	nm
			nm = not meaningful

Management Commentary

“The first quarter proved to be challenging as the company continued to experience elevated loss costs, winter weather-related property losses, and unfavorable prior year reserve development in both our Non-Standard Auto and Commercial segments,” said Michael J. Alexander, President and Chief Executive Officer. “Losses from winter storms that occurred in late 2022, including Winter Storm Elliott, developed more than we initially expected and impacted our results in early 2023. However, we continue to take significant rate and underwriting actions, especially in the Commercial segment, to improve our profitability. In our Home/Farm segment, we continued to benefit from the actions we took throughout 2022 to drive improved profitability in that segment. Overall, the company achieved strong top-line growth this quarter, led by the Non-Standard Auto segment, driven by the rate increases implemented in 2022.

From an investment perspective, our net investment income increased over 35% year-over-year as a result of higher reinvestment rates and an increased allocation of private placement debt and high dividend yield equities in our portfolio. Our earnings also benefited from improved equity market conditions in the first quarter.”

Securities and Exchange Commission (SEC) Filings

The Company’s Quarterly Report on Form 10-Q and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company and Primero Insurance Company, and its affiliate Battle Creek Mutual Insurance Company; Direct Auto Insurance Company; and Westminster Insurance Company.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, including investment performance and yields, business prospects, growth and operating strategies, the impact of pricing and underwriting changes on operating results, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Seth Daggett

Executive Vice President, Treasurer and Chief Financial Officer
701-298-4348
IR@nodakins.com